EMPLOYMENT AGREEMENT
BETWEEN
AMERICAN REALTY CAPITAL PROPERTIES OPERATING PARTNERSHIP, L.P.
AND
LISA BEESON
This Employment Agreement (the “Agreement”), dated as of October 21, 2013, is entered into by and between American Realty Capital Properties Operating Partnership, L.P. (the “Company”), and Lisa Beeson (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”):

WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the date Executive commences employment with the Company, expected to be November 7, 2013, (such date, the “Effective Date”) on the terms and conditions set out below.
1.EMPLOYMENT.
(a)    Position(s). Effective as of the Effective Date, the Company agrees to employ the Executive, and the Executive agrees to be employed and serve as Executive Vice President and Chief Operating Officer of American Realty Capital Properties, Inc., the Company’s parent (“ARCP”, it being understood that references herein to the “Company” shall include ARCP and its operating subsidiaries, including the Company, unless the context otherwise requires), in accordance with the terms of this Agreement. The Executive shall work out of the Company’s office located in New York, New York; provided, however, that the Executive understands and agrees that reasonable travel may be required by the Company from time to time for business reasons.
(b)    Duties. The Executive shall report directly to Nicholas S. Schorsch, Executive Chairman and CEO of ARCP, and his successor as CEO of ARCP (the “Senior Officer”) and Executive’s principal duties and responsibilities shall be consistent with her position as Executive Vice President and Chief Operating Officer of ARCP including but not limited to strategic acquisitions, portfolio management, capital market initiatives and internal oversight, and such other duties and responsibilities as may be directed by the Senior Officer and ARCP’s Board of Directors (the “Board”). At all times during the Term (as defined below), the Executive shall adhere to all of the Company’s policies, rules and regulations governing the conduct of its employees, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time. The Company hereby acknowledges that the Executive will be eligible to be indemnified by the Company to the fullest extent permitted by the Company’s bylaws.
(c)    Extent of Services. Except for illnesses and vacation periods, the Executive shall devote her full business time and attention and her best efforts to the performance of her duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) participate in charitable, academic or community activities, and in trade or professional organizations, or (ii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time with the prior written approval of the Company; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time and do not otherwise interfere with the Executive’s duties and responsibilities to the Company. Subject to the provisions of Section 8 herein, the Executive may make any passive investment in any publicly traded entity, or own two percent (2%) or less of the issued and outstanding voting securities of any entity, provided, in any event, that she is not obligated or required to, and shall not in fact, devote any consulting or managerial effort or services in connection therewith.
2.    TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until the third (3rd) anniversary of the Effective Date (the “Initial Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5.
3.    COMPENSATION.
(a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be at the annual rate of $450,000. For years commencing after December 31, 2014, the Company shall review the Base Salary at least once a year to determine whether the Base Salary should be increased in the discretion of the Senior Officer and the Board. The Base Salary, as may be increased pursuant to this Section 3, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.
(b)    Retention Grant. Within thirty (30) days following the Effective Date, (i) the Company shall pay the Executive $750,000 in cash and (ii) the Executive shall be granted, subject to the approval of the Board, under the terms of American Realty Capital Properties, Inc.’s (the “Parent”) Equity Plan (the “Equity Plan”) a number of restricted shares of the common stock, par value $0.01, of Parent (the “Parent Stock”) equal in value to $750,000 (the “Retention Share Grant”). Except as set forth in Section 6, the Retention Share Grant will vest in three (3) equal installments on each of the first, second and third anniversaries of the Effective Date.
(c)    Annual Cash Bonus. The Executive shall be eligible to receive an annual cash bonus (each an “Annual Cash Bonus”) for each completed calendar year during the Term commencing after December 31, 2013, in accordance with a bonus policy adopted by the Board (or an authorized committee thereof). The bonus policy will provide that the Executive shall be entitled to earn an Annual Cash Bonus with a threshold level of 100% of the Base Salary for the applicable year, with a target level of 150% of Base Salary and potentially up to a maximum level of 200% of the Base Salary based on performance criteria related to the Executive’s performance and the Company’s profitability as determined in the discretion of the Senior Officer and the Board. Notwithstanding the foregoing, for purpose of any Annual Cash Bonus payable for 2014, the performance criteria will be measured over the period from the Effective Date through December 31, 2014 and the Executive’s Base Salary for the purpose of determining the amount of any such Annual Cash Bonus shall include both the amount of Base Salary payable to the Executive for 2014 and the amount of Base Salary payable to the Executive for the period from the Effective Date through December 31, 2013. The Annual Cash Bonus for a fiscal year shall be paid as soon as possible following the end of the fiscal year, but in no event later than March 15th of the year following the year to which the Annual Cash Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date an Annual Cash Bonus is paid to be eligible to receive the Annual Cash Bonus for such year.
(d)    Annual Stock Bonus. In addition to the Annual Cash Bonus, for each completed year in the Term commencing after December 31, 2013, the Executive shall be eligible to receive an annual grant of restricted Parent Stock under and subject to the terms of the Equity Plan (each an “Annual Stock Bonus”). Subject to the approval by the Committee under, and as defined in, the Equity Plan, each Annual Stock Bonus will consist of a grant under the Equity Plan of a number of shares of Parent Stock equal in value to a threshold level of 150% of the Base Salary for the applicable year, a target level of 200% of Base Salary and potentially up to a maximum level of 250% of the Base Salary based on performance criteria related to the Executive’s performance and the Company’s profitability as determined in the discretion of the Senior Officer and the Board and approved by the Committee. Notwithstanding the foregoing, for purpose of any Annual Stock Bonus granted for 2014, the performance criteria will be measured over the period from the Effective Date through December 31, 2014. The Annual Stock Bonus for a fiscal year shall be granted as soon as possible following the end of the fiscal year to which the Annual Stock Bonus relates. Each Annual Stock Bonus will be subject to time-based vesting in equal installments on each of the first three anniversaries of the December 31 of the year for which such Annual Stock Bonus is granted or such other period as determined by the Board and will have such other terms that are no less favorable as restricted shares of Parent Stock granted to other senior executives of the Company, as determined in the discretion of the Senior Officer and the Board and approved by the Committee. The Executive must be employed by the Company or an affiliate of the Company on the date an Annual Stock Bonus is granted to be eligible to receive the Annual Stock Bonus for such year.
(e)    Other Annual Compensation. In addition to the Annual Cash Bonus and Annual Stock Bonus, effective as of the date the Company becomes self-managed (the “Internalization Date”), the Executive shall also be eligible to participate in the ongoing outperformance plan of the Company (the “OPP Plan”) to be implemented on or about the Internalization Date (an “OPP Award”). The OPP Plan is anticipated to have a $120,000,000 max earn-out over three years with five year vesting, consisting of an absolute performance measurement component and a relative performance measurement component (similar to the Company’s existing outperformance agreement with its manager). The absolute component of the overall OPP Plan is anticipated to be 4.0% of any excess total return achieved above 7.0% for each annual measurement period, 14.0% for the interim measurement period of two years and 21.0% for the full three year performance period. The relative component of the overall OPP Plan award is anticipated to be 4.0% of any excess total return above the median total return of a sample of peer group companies. The OPP Award valuation dates are anticipated to be the first, second and third anniversaries of the Internalization Date, with earned awards vesting in one-third tranches on each of the third, fourth and fifth anniversaries of the Internalization Date. It is anticipated that the OPP Awards will be paid out in LTIP Units, which are a special form of operating partnership units that are intended to entitle the recipient to capital gains tax treatment on awards earned. Executive’s participation in the OPP Plan is anticipated to be 3.75% with payouts as set forth in the OPP Plan documents adopted by the Company on levels determined at the discretion of the Board.
4.    BENEFITS.
(a)    Vacation. The Executive shall be entitled to four (4) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.
(b)    Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.
(c)    Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, life and long-term insurance and a 401(k) plan, as such benefits may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(d)    Expenses. The Executive shall be entitled to reimbursement of reasonable business expenses, in accordance with the Company’s policy as in effect from time to time, including, without limitation, reasonable travel and entertainment expenses incurred by the Executive in connection with the business of the Company, after the presentation by the Executive of appropriate documentation.
5.    TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company and this Agreement shall terminate immediately upon her death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of her discretion, Voluntarily Resign her employment during the Term for any reason, subject to the provisions set forth below:
(a)        The employment of the Executive by the Company and this Agreement shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of her termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform her duties hereunder due to the onset of any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.
(b)        With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of her termination with Cause. For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) her reasonably assigned material duties hereunder, including but not limited to duties consistent with Executive’s position as are assigned by the Senior Officer after the date of this Agreement, (iii) has engaged in willful misconduct in the performance of her duties, (iv) has engaged in conduct that violated the Company’s then existing written internal policies or procedures and which is detrimental to the business or reputation of the Company, or (v) has materially breached any non-competition or non-disclosure agreement in effect between the Executive and the Company, including such agreements in this Agreement.
(c)        Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be. The Executive’s assertion of a constructive discharge or forced or coerced self-termination shall be considered to be and treated as being a Voluntary Resignation by the Executive.
(d)        Non-renewal. This Agreement and the Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew. The written notice and non-renewal of this Agreement shall not be an event giving rise to any severance or other payments hereunder or any liability of one Party to the other Party.
(e)        Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(f)        Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by her death, the date of her death, (ii) if the Executive’s employment is terminated pursuant Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of non-renewal, and (iv) if the Executive’s employment is terminated for any other reason the date the Executive ceases performing services as an employee of the Company.
6.    EFFECTS OF TERMINATION.
(a)    Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to her death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or the person designated under Section 14(i), if applicable):
(i)    Any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;
(ii)    reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(d) and 14(l)(ii);
(iii)    all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) (collectively, Sections 6(a)(i) through 6(a)(iii), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);
(iv)    and any accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid.
In addition, upon the date of any such termination (A) the Retention Grant and any previously granted Annual Stock Bonus shall become fully vested and all restrictions thereon shall lapse (B) the applicable performance measurement calculations shall be performed in accordance with the OPP Plan, resulting awards shall be granted to Executive and vest over the time period set forth in the OPP Plan.
(b)    Termination by the Company without Cause or Change of Control. If the employment of the Executive should terminate during the Term at the election of the Company without Cause or upon a Change of Control (as defined under Maryland law) which occurs more than twelve (12) months after the Effective Date and results in a negative impact on Executives duties and responsibilities, then, the Company shall pay or provide to the Executive:
(i)    the Accrued Benefits;
(ii)    any accrued but unpaid Annual Cash Bonus for the year prior to the year of termination, payable when the applicable Annual Cash Bonus for such year would have otherwise been paid; and
(iii)    subject to Sections 6(c) and 14(l), an amount equal to the sum of (x) twelve (12) months Base Salary plus (y) an amount equal to the threshold level of the Annual Cash Bonus for the calendar year in which the termination or non-renewal occurs, as set forth in Section 3(d) in equal installments over the Restricted Period (the “Severance Payments”); provided, that the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto.
In addition, upon the date of any such termination (A) the Retention Grant shall become fully vested and all restrictions thereon shall lapse (B) any previously granted Annual Stock Bonus shall not be forfeited but shall vest over the prescribed schedule in the Equity Plan and (C) the applicable performance measurement calculations shall be performed in accordance with the OPP Plan, resulting awards shall be granted to Executive and vest over the time period set forth in the OPP Plan.
(c)    Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release substantially in the form attached hereto as Exhibit A (the “General Release”). The Executive’s failure or refusal to sign or her revocation of the General Release shall abrogate the Company’s obligations pursuant to this Agreement and shall relieve the Company of liability to provide Executive any and all pay and/or benefits following the effective date of Executive’s termination. The Company agrees to provide the Executive with the General Release within 7 days of the Date of Termination.
(d)    By the Company For Cause or Non-Renewal. In the event that the Executive’s employment is terminated during the Term by the Company for Cause or upon the non-renewal of the Initial Term or any Renewal Term by either Party, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement.
(e)    Voluntary Resignation by Executive other than Change of Control or Non-Renewal by the Executive. In the event that the Executive’s employment is terminated during the Term by a Voluntary Resignation other than for Change of Control or non-renewal of the Initial Term or any Renewal Term by the Executive, the Company shall pay the Executive the Accrued Benefits, an amount equal to twelve (12) months Base Salary in equal installments over the Restricted Period and health benefits for twelve (12) months.
(d)    Termination of Authority. Immediately upon the Executive terminating or being terminated from her employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of her terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).
7.    CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of her affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to her employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive, directly or indirectly, of her confidentiality obligations hereunder. In the event of the termination of her employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data (in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential Information and all devices on which such documents or data may have been stored electronically or mechanically and shall not take with her any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to her employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 7 are not intended to restrict the Executive’s use of such previously acquired knowledge.
In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
8.    COVENANTS.
(a)    Restriction on Competition. During the Term and for a period of twelve (12) months following the Date of Termination (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private company involved primarily in net leased commercial real estate or other commercial real estate asset classes which comprise a material portion of the Company’s assets or (ii) any other material business line of the Company in which the Executive was involved during the Term. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of her passive ownership of 2% or less of the outstanding stock of any publicly traded corporation or other entity.
(b)    Non-Solicitation of Clients and Investors. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on her own behalf or on behalf of any other Person, any Person that is (x) a client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the termination of the Executive’s employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company or (y) an investor in the Company, any of its affiliates or any of their investment vehicles for the purpose of causing such investor to terminate or diminish its investment in or with the Company, any of its affiliates or any of their investment vehicles or to divert or otherwise cease to make a new investment in the Company, any of its affiliates or any of their investment vehicles. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of the Executive’s employment to reduce its patronage to the Company.
(c)    Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that she will not, directly or indirectly, solicit for employment or retention, or hire, or attempt to solicit or hire, or cause any Person, other than an affiliate of the Company, to solicit or hire or retain any person who is then or was at any time during the preceding six (6) months an employee or independent contractor of the Company.
(d)    Non-Disparagement. During the Term and thereafter, the Executive shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company, any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses in any manner likely to be harmful to them or their business reputations or personal reputations. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that the Executive has given the Company prompt written notice of any such legal process and cooperated with the Company’s efforts to seek a protective order.
(e)    Acknowledgement. The Executive acknowledges that she will acquire much Confidential Information concerning the past, present and future business of the Company as the result of her employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by her in that business during her employment, or after her employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit her ability to earn a livelihood.
(f)    Tolling. In the event of any violation of the provisions of this Section 8, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(g)    Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by her of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):
(i)    the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and
(ii)    the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by her following the Date of Termination, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.
(h)    If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced
9.    INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by her in the course of her employment, her entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by her during the period of her employment by the Company and whether developed by her during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with her obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
10.    EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 11 hereof, upon any breach by the Executive of her obligations under Sections 7, 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.
11.    ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE
(a)    Coverage. Except as otherwise expressly provided in this or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:
•    Compensation or other terms or conditions of the Executive’s employment; or

•    Application or enforcement of any Company program or policy to the Executive; or

•    Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or

•    Any policy of the Company or any agreement between the Executive and the Company; or

•    Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or

•    Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or
•    Any other dispute arising out of or related to the Executive’s employment or its termination.
(b)    Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.
(c)    Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator's professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.
(d)    Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved 45 days after the appointment of a mediator, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys' fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator's fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys' fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this section.
(e)    Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.
(f)    Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent you from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.
(g)    At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company's right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 10 or 11(e) for a court to issue provisional or equitable remedies).
(h)    ADR Agreement and Savings Provision.
(i)    The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.
(ii)    Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 11.
12.    COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following her termination of employment, she shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with her rights under or ability to enforce this Agreement.
13.    RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates.
14.    GENERAL.
(a)    Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 13(a).

If to the Company, to:	American Realty Capital Properties Operating Partnership, L.P. 405 Park Avenue, 12th Floor New York, NY 10022 Attn: Brian Block Email: bblock@arlcap.com
If to Executive, at her last residence shown on the records of the Company.
(b)    Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)    Waivers.
(i)    No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(ii)    Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, her employment or the termination of such employment.
(d)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)    Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company, except that the Company may assign it to an affiliate of the Company and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)    Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Company (other than the Executive).
(g)    Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(h)    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa. Any references herein to “you” or “your” shall refer to the Executive.
(i)    Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to her death, all amounts thereafter due hereunder shall be paid, as and when payable, to her spouse, if she survives the Executive, and otherwise to her estate.
(j)    Consultation with Counsel. The Executive acknowledges that she has had a full and complete opportunity to consult with counsel or other advisers of her own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.
(k)    Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.
(l)    Section 409A.
(i)    Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)    Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(iii)    For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iv)    Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(v)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(m)    Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

AMERICAN REALTY CAPITAL PROPERTIES
OPERATING PARTNERSHIP, L.P.

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chairman and CEO

Executive

By:	/s/ Lisa Beeson
Lisa Beeson

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of ______________, 20_ by __________________ (the “Executive”),
WHEREAS, the Executive and American Realty Capital Properties Operating Partnership, L.P. (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of ____________________, 2013 that provides for certain compensation and severance amounts upon his termination of employment; and
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and
WHEREAS, the Executive has incurred a termination of employment effective as of _______________, 20_; and
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.    RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:
(d)    Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
(e)    The Executive acknowledges that she is aware that she may later discover facts in addition to or different from those which she now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(f)    Executive represents that she has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that she will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, she agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this Termination Release.
(g)    Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim she believes she may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding she may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits she is entitled to under the terms of the Company’s retirement and welfare benefit plans, any other vested shares, equity or benefits or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.
2.    CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that she may have acquired, learned, developed, or created by reason of his employment with the Company.
3.    CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
(f)    Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(g)    The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting her in financial planning or tax preparation, provided these people agree to keep such information confidential.
4.    NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court, in arbitration or by an administrative agency of competent jurisdiction.
5.    REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if she breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.
6.    NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this
General Release or the implications thereof.
7.    MISCELLANEOUS PROVISIONS.
(a)    This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.
(b)    This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.
(c)    This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(d)    This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
8.    EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the date of actual receipt by the Chief Operating Officer of the Company of the Certificate of Non-Revocation of the General Release Agreement (the form of which is attached hereto as Attachment A) executed and dated by the Executive at least one (1) calendar day after expiration of the Revocation Period (the “Effective Date”). The Agreement is deemed revoked unless the Executive signs and delivers to the Chief Operating Officer of the Company within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of the General Release Agreement. If the Executive revokes this General Release, no severance or any other payment pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.
9.    ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:
(a)    The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;
(b)    The Executive has consulted with his attorney, and she has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s claims;
(c)    The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and
(d)    The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.
IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.
_________________________________